Exhibit 10(e)

Amendment to the

Wells Fargo & Company Deferred Compensation Plan

(As Amended and Restated Effective as of January 1, 2008)

The Wells Fargo & Company Deferred Compensation Plan (the “Plan”) is amended effective January 1, 2013 as follows:

1. The opening paragraph to the definition of Compensation contained in Section 2(F) is amended to read in full as follows:

“The following amounts earned by an Eligible Employee during a Deferral Year for services rendered to the Company or its Affiliates and payable (if not deferred) no later than March 15 of the Plan Year following the Deferral Year subject to any limitations on the amount or type as determined by the Plan Administrator for a Deferral Year: base salary, incentives, commissions and bonuses; provided, however, that Compensation shall not include:”

2. Section 9(G) of the Plan is amended in its entirety to read in full as follows:

(G) Withdrawals Due to Unforeseeable Emergency. Notwithstanding any provision of this Section 9 to the contrary, a Participant may withdraw all or a portion of the balance of his or her Deferral Accounts established for Deferral Years commencing on or after January 1, 2013 (the “eligible Deferral Accounts”) due to unforeseeable emergency, subject to the following:

(a)	For purposes of this section, “unforeseeable emergency” means a severe financial hardship resulting from (i) illness or accident of the Participant or his or her spouse, beneficiary or dependent, (ii) loss of the Participant’s home or property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances beyond the control of the Participant. For example, needs such as the following may constitute unforeseeable emergencies: (1) imminent foreclosure of or eviction from the Participant’s primary residence; (2) funeral expenses for the Participant’s spouse, beneficiary or dependent; or (3) uninsured medical expenses of the Participant or his or her spouse, beneficiary or dependent.

(b)	Withdrawals are available both before and after a Participant’s Separation from Service.

(c)	Withdrawals under this Section are not permitted to the extent the Participant’s hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent liquidation would not cause a severe financial hardship), or by cessation of deferrals under the Plan. For this purpose, any additional compensation that is available from a qualified employer plan (including any loan) or that, due to the unforeseeable emergency, is available under another nonqualified deferred compensation plan may be disregarded.

(d)	If a Participant takes a withdrawal under this section, his or her Deferral Election for the Deferral Year in which the withdrawal occurs (if any) will be terminated and no eligible Compensation will be deferred under Section 5 for the remainder of that Deferral Year.

(e)	The amount withdrawn shall not exceed the amount reasonably necessary to satisfy the unforeseeable emergency (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal).

(f)	Withdrawal requests must be made in writing and are subject to approval by the Plan Administrator. The Plan Administrator has discretionary authority to determine the extent to which a payment available under this Section 8(G) will be made. The Participant must supply any financial or other information the Plan Administrator determines is necessary to determine whether to permit the withdrawal.

(g)	The Participant’s eligible Deferral Account balance will be reduced by the amounts withdrawn. If the Participant has more than one eligible Deferral Account, the Plan Administrator will designate how the withdrawal amount is allocated among those eligible Deferral Accounts at the time the withdrawal is paid.

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